FILE NO. 70-9697



                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                       POST-EFFECTIVE AMENDMENT NO. 2
                              (FORM POS AMC)
                                    TO
                                FORM U-1
                  APPLICATION/DECLARATION UNDER THE
             PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
          WITH RESPECT TO THE ISSUANCE OF RATE REDUCTION BONDS
                        AND RELATED TRANSACTIONS



The Connecticut Light             Western Massachusetts Electric Company
   and Power Company              174 Brush Hill Avenue
107 Selden Street                 West Springfield, MA 01090
Berlin, CT 06037


                Public Service Company of New Hampshire
                           1000 Elm Street
                         Manchester, NH 03101
(Names of companies filing this statement and addresses of principal executive offices)

                           NORTHEAST UTILITIES
              (Name of top registered holding company)
                           Cheryl W. Grise'
          Senior Vice President, Secretary and General Counsel
                   Northeast Utilities Service Company
                          107 Selden Street
                           Berlin, CT 06037
                (Name and address of agent for service)


The Commission is requested to mail signed copies of all orders, notices and communications to:

Jeffrey C. Miller, Esq.                 Randy A. Shoop
Assistant General Counsel               Assistant Treasurer - Finance
Northeast Utilities Service Company     Northeast Utilities Service Company
P.O. Box 270                            P.O. Box 270
Hartford, CT 06141-0270                 Hartford, CT 06141-0270



                       Richard J. Wasserman, Esq.
                       Day, Berry & Howard LLP
                             CityPlace I
                        Hartford, CT 06103-3499




I. On February 7, 2001, the MDTE issued an order authorizing WMECO to cause the issuance of RRBs in a principal amount not to exceed $155 million. The Applicants hereby further amend their application/declaration in this file (as amended, the "Application") to effect changes thereto resulting from this action and to seek release of the jurisdiction reserved in the Commission's Order in HCAR No. 27319 (December 26, 2000) over WMECO's creation and acquisition of interests in SPEs, the issuance of RRBs by those SPEs, and for the provision of services under an Administration Agreement under an exemption from the cost standard of Section 13(b) of the Act. Accordingly, the Applicants further amend their Application as follows:

A.  By replacing footnote 6 in Paragraph 8 with the following:
_______________________

     6 CL&P filed its application for a Financing Order with the Connecticut Department of Public Utility Control (the "CDPUC") on May 31, 2000. The CDPUC issued a Financing Order on November 8, 2000 and supplemented such Financing Order on December 12, 2000. A copy of CL&P's application is attached hereto as Exhibit D 1.1, a copy of the CDPUC's Financing Order is attached hereto as Exhibit D 1.2, and a copy of such supplement is attached hereto as Exhibit D 1.3. WMECO filed its petition for a Financing Order with the Massachusetts Department of Telecommunications and Energy (the "MDTE") on April 18, 2000. The MDTE issued a Financing Order on February 7, 2001. A copy of WMECO's petition is attached hereto as Exhibit D 2.1 and a copy of the MDTE's Financing Order is attached hereto as Exhibit D 2.2. As part of the Settlement Agreement proceedings before the NHPUC, see supra note 6, PSNH petitioned the NHPUC for a Financing Order, and the NHPUC issued a Financing Order on September 8, 2000. Copies of the Settlement Agreement, which was filed with the NHPUC on August 2, 1999, and of the Conformed Settlement Agreement and PSNH's Motion to the NHPUC for Findings of Fact and for Issuance of Finance Order, each of which was filed with the NHPUC on June 23, 2000, are attached hereto as Exhibits D 3.1, D 3.1.1, and D 3.1.2, respectively. A copy of the NHPUC's Financing Order is attached hereto as Exhibit D 3.2.2.

   B.  By replacing Paragraph 12 with the following:

12. Pursuant to the Securitization Acts, the SPE will issue RRBs, which in turn will be sold to investors. The following principal amount of RRBs will be issued on behalf of each Utility on or before August 31, 2005:

CL&P               not to exceed $1.551 billion
WMECO              not to exceed $155 million
PSNH               not to exceed $670 million

As set forth in paragraph 47 below, the Utilities respectfully request the Commission's approval to consummate, on or prior to August 31, 2005, all transactions described in this Application. The "not to exceed" principal amounts set forth above for CL&P, PSNH, and WMECO are the "not to exceed" principal amounts approved in the Financing Orders issued by the CDPUC, MDTE, and NHPUC, respectively. See supra note 6 and Exhibits D 1.2, D 2.2, and D 3.2.2 attached hereto. Accordingly, the Utilities hereby respectfully request the issuance of an order by the Commission approving the proposed transactions in the amounts set forth above for CL&P, WMECO, and PSNH.

     C.   By replacing footnote 12 in Paragraph 14 with the following:
______________________
     12 Legal maturity is the date on which nonpayment constitutes a default. Scheduled maturity is the date on which the final principal payment is expected to be made.

     The Financing Orders include guidance with respect to RRB
maturities.  The Securitization Acts also include such guidance.  See
Conn. Gen. Stat.   16-245j(c)(6); M.G.L. c. 164,   1H(b)(4)(vi); RSA
369-B:5, VIII.

     D.   By replacing Paragraph 25 with the following:

     25. In order to minimize the impact of variability in the remittance of the RRB Charge on the payment of principal, interest, fees, costs and expenses on RRBs, the Financing Order provides for the RRB Charge to be adjusted by a true-up mechanism at least annually to keep actual principal amortization in line with the expected amortization schedule. By means of this true-up mechanism, on at least an annual basis, the Utility, as Servicer (or any successor Servicer) on behalf of the SPE, will file the revised RRB Charge with the public utilities commission, which will become effective shortly thereafter.

     E.   By replacing Paragraph 46 with the following:

     46. CL&P, WMECO, and PSNH have obtained approval for their proposed transactions from the CDPUC, the MDTE, and the NHPUC, respectively.19 PSNH also has obtained approval for its proposed transaction from the Maine Public Utilities Commission (the "MPUC"). The orders from the CDPUC, the MDTE, the NHPUC, and the MPUC do not contain any conditions limiting the ability of CL&P, WMECO, or PSNH to consummate their proposed transactions in the manner described in this Application. Accordingly, the Utilities hereby respectfully request the issuance of an order by the Commission approving the proposed transactions for CL&P, WMECO, and PSNH.
___________________

     19  See supra note 6.

     F. By replacing the first sentence of paragraph 48, which appears before the table, with the following:

Each Utility undertakes to file all material financing documents relating to its RRB transaction with the certificate filed pursuant to Rule 24 under the Act after the consummation of such transaction. The following exhibits are filed with this Application (asterisked (*) items were filed with the original Application; double asterisked (**) items were filed with Amendment No. 1 to this Application; triple asterisked (***) items were filed with Amendment No. 2 to this Application; quadruple asterisked items (****) are filed with this Amendment No. 3; quintuple asterisked items (*****) were filed with Amendment No. 4; sextuple asterisked items (******) were filed with Amendment No. 6); items marked # were filed with Post-Effective Amendment No. 1; and items marked ## are filed with this Post-Effective Amendment No. 2.

     G. By replacing the entry in the table contained in paragraph 48 regarding Exhibit D 2.2, Financing Order of the Massachusetts Department of Telecommunications and Energy, with the following:

#D 2.2  Financing Order of the Massachusetts Department of
Telecommunications and Energy

II. The following exhibit is filed herewith (the exhibit number corresponds to the exhibit number contained in the Application):

D 2.2 Financing Order of the Massachusetts Department of Telecommunications and Energy


                                 SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.



THE CONNECTICUT LIGHT AND POWER COMPANY

By:  /s/Randy A. Shoop

Randy A. Shoop
Treasurer

WESTERN MASSACHUSETTS ELECTRIC COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

By:  /s/Randy A. Shoop

Randy A. Shoop
Assistant Treasurer - Finance

Date:  February 8, 2001